UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

Omni Bio Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 867-3415

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Omni Bio Pharmaceutical, Inc. (the “Company”) has accepted a subscription agreement related to the sale of Units in a private placement (the “Private Placement”) at a purchase price of $1.00 per Unit. Each Unit is comprised of a Senior Secured Convertible Promissory Note with a principal amount of $1.00 (the “Convertible Note(s)”) that is convertible into one share of Omni’s common stock (“Common Stock”) at a price of $1.00 per share (the “Conversion Price”) and a warrant (the “Warrant”) that is exercisable at $1.50 per share through May 18, 2017. The maximum Units to be sold in the Private Placement are 2,000,000, resulting in gross aggregate proceeds to the Company of up to $2.0 million. The net proceeds of the Private Placement will be used for general working capital purposes and research and development projects.

The Convertible Notes have a three-year term and are due May 18, 2015, and are convertible at any time during this term at the option of the investor. The Convertible Notes bear interest at an annual rate of 10%, payable in shares of Common Stock at the rate of $1.00 per share on the earlier of their conversion date or maturity date. The Company may prepay the Convertible Notes in cash and accrued interest in shares of Common Stock at any time upon 20 days written notice. If at any time within 18 months following the final closing of the Private Placement (the “Final Closing”), the Company raises certain additional capital (“New Financing”) in excess of $1.0 million at a price per common stock share that is lower than the Conversion Price (the “Subsequent Private Placement Price”), the Conversion Price will be reset to the Subsequent Private Placement Price. The Subsequent Private Placement Price also applies to the number of shares of Common Stock payable as interest on the Convertible Notes. Excluded from New Financing is funding raised from the exercise of the Company’s currently outstanding investor warrants that were sold on March 31, 2009, which are exercisable at $0.50 per share, sale of any of Omni’s assets and issuance of securities to Omni employees and directors as equity compensation. The Convertible Notes will be secured by up to 180,000 shares of BioMimetix Pharmaceutical, Inc.’s common stock (“BioMimetix Stock”) owned by Omni. For each dollar invested, the Convertible Notes will be collateralized by 0.09 shares of BioMimetix Stock owned by Omni (the “Collateral Shares”). The Collateral Shares will be pledged to an outside agent for the benefit of the Investors. The Collateral Shares will be the sole and only recourse upon a default by Omni of its obligations under the Convertible Notes.

On May18, 2012, the Company conducted the initial closing under the Private Placement, pursuant to which the Company entered into a subscription agreement for the purchase of 500,000 Units for an aggregate subscription price of $500,000. After deducting offering expenses, including commissions and expenses paid to the placement agent, legal and accounting fees, net proceeds to the Company from such sale totaled approximately $440,000. The Private Placement is expected to close in multiple closings on or before June 30, 2012.

The Company anticipates using the net proceeds from the initial closing of the Private Placement for general working capital requirements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02. The Units are being issued in a private placement exempt from registration pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and constitute “restricted securities” under Rule 144 of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: May 24, 2012

	By:	/s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer

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